Exhibit 10.1

MANAGEMENT CONSULTING AGREEMENT

This Agreement is made this 1st day of April, 2017 by and between Notis Global Inc., (the “Company”), a corporation organized and existing under the laws of Nevada and Trava LLC, a Florida limited liability company (the “Consultant”), and PCH Investments Inc., a California corporation as an interested party. [located at 9212 Mira Este Court, San Diego.

WHEREAS, the Consultant, is engaged in the cannabis business and has developed substantial know-how and expertise in the cannabis business, including but not limited to developing standard operating procedures, brand creation, and marketing.

WHEREAS, the Company owns and/or Company subsidiaries own a San Diego California THC grow and extraction operation, and a Pueblo Colorado hemp grow and extraction operation and desires that the Consultant provide temporary expertise in the form of a chief operating officer and a brand specialist to the Company and those above described operations; and

WHEREAS, the Consultant desires to provide such advice and assistance to the Company under the terms and conditions of this Agreement;

NOW, THEREFORE, the Company and the Consultant hereby agree as follows:

1. Consulting Services

(a) Subject to the terms and conditions of this Agreement, the Company hereby retains Consultant to perform the consulting services specifically set out in Exhibit A attached to this Agreement and made a part hereof (hereafter referred to as the “Services”), as said Exhibit may be amended in writing from time to time, and Consultant agrees, subject to the terms and conditions of this Agreement, render such Services during the term of this Agreement. Such services shall be limited to providing operational expertise and support in daily operations, extraction, production, branding and packaging, compliance, and sales support. Consultant will use its best efforts to coordinate all such operational activities with current management or management put in place by Notis. Consultant shall render services hereunder at such times and places as shall be mutually agreed by Company and Consultant. Consultant’s commitment hereunder does not prohibit Consultant’s members, and/or employees from participating in or working on other ventures in the cannabis business simultaneously. However Consultant shall not work on any other ventures in the cannabis business simultaneously in San Diego, or on non-Consultant owned projects in California.

(b) It is understood that the purpose of the Consulting is to provide expertise and advice relevant to Company matters. It is expressly understood that Consultant has no fiduciary obligation to Company or its subsidiaries, but instead a contractual one described by the terms of this Agreement; that Consultant’s role is to provide advice and expertise in the operation for the Company and its subsidiaries such as PCH, specifically the San Diego California THC operation and Pueblo Colorado operation.

2. Term

This agreement shall have a term of 12 months with two consecutive 12 month mutual options for a total of 36 months if both options are exercised. Both the Company and the Consultant must mutually agree in writing to exercise the option with 60 day notice. Neither party may terminate this agreement prior to the end of any 12 month term.

3. Compensation and reimbursement.

In consideration of the services to be provided by Consultant to the Company hereunder, the Company shall pay to Consultant $9,000.00 per month, plus an additional one-time $50,000.00 stock warrant with a strike price at .0001 with standard anti-dilution provision upon execution of this agreement. Consultant shall be permitted to hire a branding expert at $7,000.00 per month. The Company shall additionally provide the Consultant’s operating officer (the “Operator”) who will be relocating to work on-site with $3,000.00 for relocation expenses and a housing stipend of $2,000.00 each month for four months. Operator and the hired branding specialist shall be issued $50,000.00 worth of warrants with a strike price at .001 with standard anti-dilution provision each as additional compensation. Operator will be committed to focusing the majority of his time on this time.

Consultant shall additionally be entitled to $25,000.00 bonuses for every $5,000,000.00 of revenue generated by the San Diego and Pueblo operations collectively during the Term of this agreement.

Consultant shall have access to 5kg of active THC per month to produce its own products. Company is responsible for scaling up its San Diego operation to provide for this quantity by month four (4) of this agreement. Consultant shall only use San Diego operation active THC supply for California sales to the extent that San Diego operation has sufficient supply to produce product demand. Consultant may only purchase or use additional active THC out of its own facilities in California if San Diego has sufficient supply. Consultant reserves the right to purchase additional third party raw material and processed oil above and beyond the 5kg produced by Company, and Company and/or its subsidiary must process any third party raw material (trim) in a reasonable time frame. Company and Consultant shall split 50/50 net revenue received from the sales of any Trava or its edibles subsidiary branded products created at a Company facility during the term of this agreement.

Consultant shall be entitled to purchase any Company (or its subsidiaries) produced CBD oil from the Pueblo operation at $0.01/mg or cost of product to Company, up to 5kg per month. Any other derivative products produced at the Pueblo operation shall be accessible to the Consultant for its own company products at a future negotiated rate below wholesale market price.

In addition, the Company shall reimburse Consultant for reasonable travel and other expenses Consultant incurred in connection with performing the Services. To obtain reimbursement, Consultant shall submit to Company, an invoice describing services rendered and expenses incurred under this Agreement. Company shall provide any documentation requirements and any travel policy restrictions to consultant in writing in advance, or be foreclosed from relying on such requirements and restrictions to deny reimbursement. The Company shall pay to Consultant invoiced amounts within thirty (30) days after the date of invoice. Company will accommodate Consultant’s request to arrange, at Company’s expense, for Consultant’s reasonable travel (pre-approved through email) and accommodations in connection with such travel between the San Diego and Pueblo operations or such other locations as the Company requires.

4. Investment

As part of this agreement, Consultant has agreed to make an investment into the company in exchange for convertible notes and warrants containing the same terms as Company provided to Redwood Management LLC. Convertible Notes and Warrants attached as Composite Exhibit A.

5. Board of Directors

Consultant shall approve two outside individuals to serve on the Company’s board of directors, which individuals will be appointed within 30 days of execution of this agreement, along with Redwood Management LLC who will also approve two outside individuals. The board of directors of the Company shall consist of seven individuals.

6. Independent contractor status.

The parties agree that this Agreement creates an independent contractor relationship, not an employment relationship. The Consultant acknowledges and agrees that the Company will not provide the Consultant with any employee benefits, including without limitation any social security, unemployment, medical, or pension payments, and that income tax withholding is Consultant’s responsibility. In addition, the parties acknowledge that neither party has, or shall be deemed to have, the authority to bind the other party.

7. Indemnification

Notwithstanding any other term of this Agreement, Company shall indemnify, defend and hold harmless Consultant, its corporate affiliates, current or future directors, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of this Agreement (including, but not limited to, actions in the form of tort, warranty, or strict liability).

Any information or knowledge Consultant utilizes to perform these services described herein are not in violation of any non-compete, non-disclosure agreement, or subject to any other prohibitory contract.

8. Intellectual Property

Consultant understands and acknowledges that Company will be providing access to proprietary and valuable information that Consultant might otherwise not receive. Likewise, Company will be manufacturing Consultant’s own branded products, Consultant’s intellectual property, per the terms of this agreement. Company shall have absolutely no right, entitlement, or claim to any intellectual property of the Consultants, included but not limited to products manufactured and/or distributed from the Company’s facilities. Parties also understand that should Consultant, in the course of providing Services, create branding or products specifically for the Company’s use, the Consultant shall have no right, entitlement, or claim to any intellectual property created specifically for the Company.

9. Confidential Information

(a) The parties acknowledge that in connection with Consultant’s Services, the Company and Consultant may disclose to each party confidential and proprietary information and trade secrets of the Company, and that Consultant may also create such information within the scope and in the course of performing the Services (hereinafter, subject to the exceptions below, “Confidential Information”). Such information may take the form of, for example: the Company and/or Consultant’s know-how; the Company and/or Consultant’s manufacturing strategies and processes; marketing plans; past, present and future business plans; strategy; or forecasts of sales and sales data. Notwithstanding the above, the Company acknowledges and agrees that none of the information described in this Paragraph 9 (except Confidential Information created by Consultant) will be considered Confidential Information for purposes of this Agreement, unless the information is disclosed to Consultant by the Company in writing and is clearly marked as confidential, or, where verbally disclosed to Consultant by the Company, is followed within thirty (30) days of such verbal disclosure by a writing from the Company confirming such disclosure and indicating that such disclosure is confidential.

(b) Subject to the terms and conditions of this Agreement, Consultant hereby agrees that during the term of this Agreement and for a period of three (3) years thereafter: (i) Consultant shall not publicly divulge, disseminate, publish or otherwise disclose any Company Confidential Information without the Company’s prior written consent, which consent shall not be unreasonably withheld; and (ii) Notwithstanding the above, the Company and Consultant acknowledge and agree that the obligations set out in this Paragraph 9 shall not apply to any portion of Company Confidential Information which:

(i) was at the time of disclosure to Consultant part of the public domain by publication or otherwise; or

(ii) became part of the public domain after disclosure to Consultant by publication or otherwise, except by breach of this Agreement; or

(iii) was already properly and lawfully in Consultant’s possession at the time it was received from the Company; or

(iv) was or is lawfully received by Consultant from a third party who was under no obligation of confidentiality with respect thereto; or

(v) was or is independently developed by Consultant without reference to Company Confidential Information;

(vi) is required to be disclosed by law, regulation or judicial or administrative process; or

(c) Notwithstanding any other term of this Agreement, the Company agrees that it shall not disclose to Consultant any information which is Company Confidential Information: (i) except to the extent necessary for Consultant to fulfill Consultant’s obligations to the Company under this Agreement; or (ii) unless Consultant has agreed in writing to accept such disclosure. All other information and communications between the Company and Consultant shall be deemed to be provided to Consultant by the Company on a non-confidential basis. The Company also agrees that Consultant may share the terms of this agreement on a confidential basis with its employers, legal and financial advisors, insurers and other third parties who have a legitimate need to know about them, and that Consultant may disclose the existence and general nature of his consulting arrangement with the Company with the University, his colleagues and co-workers, and his collaborators, as well as publishers and audience members at scientific conferences and forums at which Consultant is speaking or presenting, whenever such disclosures are legally or ethically required or appropriate. The Company further agrees that Consultant shall not be liable to the Company or to any third party claiming by or through the Company for any unauthorized disclosure or use of Company Confidential Information which occurs despite Consultant’s compliance with Consultant’s obligations under this Agreement.

10. Other Agreements

(a) Company shall not use Consultant’s name or depiction, or the name, logos, trademarks, or depictions of any officer, director, employee, appointee, or any adaptation thereof, in any promotional, advertising or marketing literature, or in any other way without the prior written consent of Consultant, or the individual, as appropriate. Company may accurately state that Consultant is a consultant to Company, and list any Consultant-provided professional record, including their degrees and/or titles. Consultant shall review any public relations statements written by Company prior to publication.

(b) Any notice or other communication by one party to the other hereunder shall be in writing and shall be given, and be deemed to have been given, if either hand delivered or mailed, postage prepaid, certified mail (return receipt requested), or transmitted by facsimile, addressed as follows:

If to Consultant:

Trava LLC

c/o Daniel Sands Esq.,

18851 NE 29th Ave 1005

Aventura FL, 33180

__________________________________________

If to the Company:

Notis Global Inc.,

633 West 5th Street, 28th Floor

Los Angeles, CA 90071

(c) Such notices, requests or instructions shall be deemed received when given if delivered in person, within 48 hours if sent by email or courier, and within five business days if sent by registered or certified airmail. Any of the above addresses may be changed to such other addresses as shall be designated by such party hereto by notice given as provided above to the other party hereto; provided, however, that any such notice of change of address shall be effective only upon receipt.

Modification. This Agreement may be changed, amended, terminated, modified, extended or superseded, or compliance with any term or condition hereof may be waived, only if agreed to in writing by the parties hereto, or in the case of a waiver, by the party waiving compliance. No waiver by either party hereto of any provision of this Agreement shall be deemed a waiver of any other provision hereof or a waiver of the same provision at any prior or subsequent time.

Assignment. No party may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other party, except that a party may assign its rights under this Agreement and any agreements related hereto to an affiliate as long as such affiliate agrees to be bound by the terms of this Agreement. “Affiliate” shall mean with respect to any person, any person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such person.

Severability. If any provision hereof shall be determined to be invalid or unenforceable in any respect, that provision shall be deemed deleted and the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent possible.

Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Florida, without regard to the conflicts of law principles thereof. EACH PARTY AGREES THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT SHALL BE INITIATED AND PROSECUTED IN THE COURTS HAVING PROPER SUBJECT-MATTER JURISDICTION LOCATED IN MIAMI-DADE COUNTY FLORIDA. EACH PARTY CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY SUCH COURT HAVING JURISDICTION OVER THE SUBJECT MATTER.

Counterparts; Facsimile Signatures. This Agreement may be executed in two counterparts, both of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument. Signed copies of this Agreement transmitted by facsimile will be accepted by the parties, and the parties shall be entitled to rely upon such copies as though they bear original signatures.

Further Assurances. Each party hereto, upon the request of the other party, agrees to perform all further acts and assurances and execute, acknowledge and deliver all documents and instruments which may be reasonably necessary, appropriate or desirable to carry out the provisions and intent of this Agreement.

Therefore the parties expressly agree that no party may assign this Agreement without the written consent of the other.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

[Consultant’s Signature]	[Date]

[COMPANY]

By:
[Company Representative Signature]
Title:

Date: ______________

COMPOSITE EXHIBIT A [NOTES and WARRANT AGREEMENTS]